EXHIBIT 10.38

[GRAPHIC REMOVED HERE]

November 27, 2002

Ed Hurwitz

177 Watkins Ave

Atherton, CA 94027

Dear Ed,

This letter supplements your employment letter dated October 29, 2002. It is agreed that in the event that your service on the board of directors does not extend beyond the current term (which ends at the 2003 annual shareholders meeting) you will continue to provide advice and consultation in an employment capacity to ACLARA BioSciences, Inc. for a period of two years (which period is referred to herein as the “Additional Period”). Your options will cease to vest but will continue to be exercisable during the Additional Period. No cash compensation will accrue during the Additional Period, and your services will be limited to being available for advice and consultation up to a maximum of four hours per month.

Sincerely,

/s/  Thomas Baruch

Thomas Baruch

Chairman

Accepted: /s/ Edward Hurwitz	Date: 12/12/02